77M

Acquisition of Putnam OTC & Emerging Growth Fund

On December 29, 2008, the fund issued 34,850,897, 5,470,636,
949,061, 881,209, 55,382 and 1,458,518 class A, class B,
class C, class M, class R and class Y shares, respectively for 40,268,975, 6,243,032, 1,095,467, 1,014,742, 63,963 and
1,697,719 class A, class B, class C, class M, class R and class Y, respectively, of Putnam OTC & Emerging Growth Fund to acquire that funds net assets in a tax-free exchange approved by the Trustees. The net assets of the fund and Putnam OTC & Emerging Growth Fund on December 26, 2008, were $686,896,227 and $261,617,927, respectively. On December 26,
2008, Putnam OTC & Emerging Growth Fund had accumulated net investment loss of $432,279, accumulated net realized loss of $5,385,247,671 and unrealized depreciation of $52,262,220. The aggregate net assets of the fund immediately following the acquisition were $948,514,154.

Information presented in the Statement of operations and changes in net assets reflect only the operations of Putnam
Vista Fund.